Exhibit 5.1

755 PAGE MILL ROAD PALO ALTO CALIFORNIA 94304-1018 TELEPHONE: 650.813.5600 FACSIMILE: 650.494.0792 WWW.MOFO.COM	morrison & foerster llp

new york, san francisco,
los angeles, palo alto,
san diego, washington, d.c.

northern virginia,
orange county, denver,
sacramento, walnut creek

tokyo, london, beijing,
shanghai, hong kong,
singapore, brussels
June 13, 2008
NovaRay Medical, Inc.
39655 Eureka Drive, Suite A
Newark, CA 94560
Re: NovaRay Medical, Inc. – Registration Statement on Form S-1 (File No. 333-149917)
Ladies and Gentlemen:
We have acted as counsel to NovaRay Medical, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-149917) (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Securities Act”), relating to the resale from time to time by the selling stockholders set forth in the Registration Statement, of up to 5,139,254 shares of the Company’s common stock, par value $0.0001 per share, consisting of (i) 192,366 shares of the Company’s outstanding common stock (the “Outstanding Common Shares”), and (ii) 4,946,888 shares of the Company’s common stock issuable upon conversion of the Company’s outstanding Series A Convertible Preferred Stock, par value $0.0001 per share (the “Underlying Common Shares,” and together with the Outstanding Common Shares, the “Shares”).
In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.
Based upon and subject to the foregoing, we are of the opinion that:
1.	The Outstanding Common Shares have been, and when sold in the manner provided in the Registration Statement, will be, legally issued, fully paid and non-assessable.
2.	The Underlying Common Shares, when issued and sold in the manner provided in the Registration Statement, will be legally issued, fully paid and non-assessable.

NovaRay Medical, Inc.
June 13, 2008
Page Two
We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement, the prospectus constituting a part thereof, and any amendments to the Registration Statement or prospectuses related thereto.
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP